IMMUCELL CORPORATION AND SUBSIDIARY

                               Exhibit 10.25

License Agreement between the Registrant and Hydros Environmental
Diagnostics, Inc.              dated December 8, 1999.

                             LICENSE AGREEMENT

LICENSE AGREEMENT

This License Agreement ("Agreement") is made effective the 8th day of December, 1999 by and between Hydros Environmental Diagnostics, Inc., a Massachusetts corporation with its principal place of business at 230 Jones Road, Falmouth, Massachusetts 02540, USA (hereinafter called "Hydros"), and ImmuCell Corporation (hereinafter called "ImmuCell"), a Delaware corporation with its principal place of business at 56 Evergreen Drive, Portland, Maine, 04103, USA, together hereinafter called the Parties.

WHEREAS, Hydros has developed certain technology as described in
Section 1.1 herein entitled "LICENSED TECHNOLOGY", and Hydros is willing to grant a license for said LICENSED TECHNOLOGY to ImmuCell;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the Parties covenant and agree as follows:

        Section 1:  Definitions

      1.1 "LICENSED TECHNOLOGY" shall refer to and mean the Components assembled in a Tip format and an associated Tray with Kit Reagents that can be used to further manufacture diagnostic kits to detect infectious disease organisms or other substances. Such LICENSED TECHNOLOGY also shall refer to and include (i) United States Patent 5,171,537 and any additional related patents now or hereafter owned or licensed by Hydros, (ii) all foreign equivalents thereof, (iii) any and all U.S. and/or foreign patent applications that claim said
LICENSED TECHNOLOGY.   LICENSED TECHNOLOGY does not include the
reagents and other materials exclusively supplied by ImmuCell.

      1.2 "Field of Use" shall mean detection of certain diseases in bovines set forth in Appendix A, through the detection of an agent or any marker indicating the presence of such disease. This Field of Use may be expanded pursuant to the provisions of Section 5 of this Agreement.

     1.3 "Territory" shall be worldwide.

               1.4  "TTJ" shall mean ImmuCell's product, Tip-Test:
<trademark> Johne's,  for which a complete product license application was submitted to the U.S. Department of Agriculture on or about June 30, 1999. TTJ is the first test to be developed by ImmuCell utilizing the LICENSED TECHNOLOGY.

      1.5   "Kit Reagents" shall mean certain chemical formulations
used to effect the desired diagnostic test result.   Kit Reagents do
not include the chemical formulations currently supplied by ImmuCell for TTJ.

     1.6 "Trays" shall mean a multi well plastic container used to contain the Kit Reagents and Tip(s) together with a lid seal.

     1.7 "Tip" shall mean the Hydros AffiniTip, which is a single plastic tip having at least three elements, two covers and a storage buffer.

     1.8 "Components" shall mean the Kit Reagents, a Tray and a Tip, which collectively comprise the intended diagnostic test. Components shall not include the luer adapter or syringe.

      1.9 "Bulk Product" shall mean certain non-assembled Components including Tip(s) and Kit Reagents supplied by Hydros in bulk containers which are part of the diagnostic test. Bulk Product shall not include the syringe, luer adapter or Trays.





        Section 2:  License

      2.1(a) Hydros hereby grants to ImmuCell an exclusive license to use the LICENSED TECHNOLOGY to use and sell Components as part of diagnostic kits in the Field of Use throughout the Territory for the term of the Agreement, including any extension thereof.

      2.1(b) Hydros hereby further grants to ImmuCell an exclusive license to use the LICENSED TECHNOLOGY to make Trays and/or Bulk Product as part of diagnostic kits in the Field of Use throughout the Territory for the term of the Agreement, including any extension thereof, provided that ImmuCell meets the minimum purchase requirements defined in Section 3.1 and pays the royalties due to Hydros as defined in Section 4.

      2.1 (c) Hydros hereby further grants to ImmuCell an exclusive license to use the LICENSED TECHNOLOGY to make Tips, Trays and/or Bulk Product as part of diagnostic kits in the Field of Use throughout the Territory for the term of the Agreement, including any extension thereof, which license shall be operative only if Hydros fails to supply a) the minimum purchase requirements of Components defined in
Section 3.1 by the first of each month as defined or b) subsequent orders for Components, Tips and/or Bulk Product within three months of an order by ImmuCell, except that any delays caused by ImmuCell supplying reagents late will not count toward the three month period. Should ImmuCell exercise its right to make Tips under the LICENSED TECHNOLOGY, Hydros will provide technical training to ImmuCell personnel as necessary to enable ImmuCell to make Components; provided however, that Hydros has no obligation to disclose information that is protected by any other agreement(s) in force on January 12, 1999.

      2.2 The licenses shall revert to a non-exclusive licenses following the term of the Agreement, including any extension thereof. The provisions of this Section 2.2 shall survive termination of the Agreement.

      2.3 ImmuCell shall not obtain rights of any kind in the LICENSED TECHNOLOGY other than the rights specifically set forth herein.

      2.4 Hydros hereby acknowledges receipt from ImmuCell of good and sufficient payment in January 1999 in consideration for the licenses granted to ImmuCell pursuant to this Agreement.

      Section 3: Supply of Components and Services

      3.1 Hydros agrees to sell to ImmuCell, and ImmuCell agrees to purchase from Hydros those quantities of Components and Tips set forth in Appendix C at the times specified in Appendix C, subject to ImmuCell's right to cancel set forth in Section 9.3 hereof.

      3.2 Appendix B sets forth the prices to be paid by ImmuCell to Hydros for all tests in the Field of Use. However, if and when the bill of materials (for raw materials, direct labor and machine costs) for the Components of a given test supports a cost that is significantly different (defined as greater than 5%) from the cost associated with the TTJ Components, Hydros has the right to adjust the price commensurate with the increased cost of Components for such
test.  Such cost increases will be documented in writing.   When the
license becomes non-exclusive, Hydros agrees to sell ImmuCell Components at prices no less favorable than Components sold to other companies.

      3.3 Prices shall be reviewed as of January 1, 2001 and each January 1 thereafter during the term of this Agreement. The price to ImmuCell for Components will not increase at a rate that exceeds the inflation rate as measured by the U.S. consumer price index for the previous year plus two percent (2%) and may be adjusted no more than once per year, except that Hydros may increase the price if it experiences extraordinary increases in its raw materials (defined as greater than 5%), in which case costs may be passed on to ImmuCell in their entirety, and such costs will be documented in writing.

      3.4 Hydros shall use its best efforts to ship Components ordered by ImmuCell promptly after its receipt of any written order for such Components. ImmuCell agrees to make payment to Hydros in U.S. Dollars for each shipment within thirty (30) days after arrival of each shipment of Components.

      3.5 Hydros agrees to manufacture and supply in bulk all Components in such quantities as may be ordered from time to time in writing (fax, mail or commercial courier) by ImmuCell (subject to a minimum order of 3,000 Components per shipment prior to applicable regulatory approval of the product and 10,000 per shipment subsequent to such regulatory approval of the product) and ship the Components to ImmuCell. ImmuCell will pay for shipping and any additional handling, vialing or sealing required.

      3.6 Hydros shall provide, at ImmuCell's expense, such technical training of ImmuCell's personnel and such educational, sales and technical documentation, information and marketing support as shall be reasonably requested by ImmuCell in furtherance of the purposes of this Agreement.

      3.7 To facilitate ImmuCell's license to make Trays, Hydros will assist ImmuCell by introducing ImmuCell to appropriate vendors for the plastic and lid seal materials for direct ordering by ImmuCell.

      3.8 Title to and all risk of loss of all Components ordered by ImmuCell hereunder shall pass to ImmuCell upon shipment from Falmouth, MA. ImmuCell shall pay for and determine the best method of shipment. Shipping is to be coordinated through Hydros and all delivery will be scheduled with Hydros in advance.

        The provisions of this Section 3 shall survive termination of the Agreement.

        Section 4:  Royalties

        For every Tip that is manufactured by Hydros and that ImmuCell packages with a Tray not manufactured by Hydros, ImmuCell will pay Hydros a royalty of $0.10 per test sold by ImmuCell. Hydros will bill for royalty payments based on the number of Tips sold by Hydros to ImmuCell less all Tips purchased by ImmuCell for research and development. ImmuCell will remit royalty payments, if any, to Hydros semi-annually, on July 31 and January 31 each year during the term of this Agreement and any extension thereof.

        Section 5:  Option to Expand Field of Use

        ImmuCell has the option to expand the Field of Use to cover two additional bovine disease indications selected by ImmuCell (Disease A and Disease B) by paying Hydros $5,000 upon the signing of this Agreement. The specific diseases covered by this option must be named by ImmuCell on or before December 31, 1999. It is understood that ImmuCell's exclusive rights to the LICENSED TECHNOLOGY with respect to Disease A and Disease B shall revert to non-exclusive status if submissions of complete product license applications to the applicable regulatory agency are not made by January 12, 2002 for Disease A and January 12, 2003 for Disease B. Such revision of rights to a non-exclusive status for either Disease A or Disease B shall not effect the exclusive status for the other disease if the relevant performance requirements have been met for that other disease.

        Section 6:  Non-Competition

        Hydros agrees not to sell Components of tests to detect the presence of the diseases set forth in the Field of Use outside of the Field of Use except at a price that is four times the transfer price of Components sold to ImmuCell during the term of this Agreement, including any extension hereof. Hydros will take all necessary steps to ensure that Components used to manufacture diagnostic tests for the detection of diseases covered by the Field of Use in other species shall not be used in the Field of Use. ImmuCell shall not advertise its diagnostic tests using Components outside the Field of Use nor will it fund any research that will enable the test's use other than in bovines. On an annual basis, Hydros shall notify ImmuCell of the quantity of Components being used for further or final manufacture of tests for diseases covered by the Field of Use that are being used outside the Field of Use. In no case shall Hydros use technology or reagents from ImmuCell to manufacture a test to detect diseases covered by the Field of Use in a species other than bovine. ImmuCell agrees not to sell any diagnostic tests in the Field of Use with Tips that are developed after the date of execution of this Agreement unless the Tips are obtained from Hydros.

        Section 7:  Certain Warranties of Hydros

     7.1 As to the LICENSED TECHNOLOGY Hydros warrants that it has the right to grant the licenses to ImmuCell as provided in this Agreement. However, nothing in this Agreement shall be construed as a warranty or representation by Hydros as to the validity, enforceability or scope of any LICENSED TECHNOLOGY or as to its effectiveness or as to any results or advantage to be achieved by its use. If a third party makes a claim against ImmuCell that the LICENSED TECHNOLOGY infringes any patent, copyright, trade secret or trademark, Hydros will defend ImmuCell at Hydros' expense against the claim and pay all costs, damages and expenses (including reasonable legal fees) incurred by ImmuCell arising out of such claim. ImmuCell agrees to assist Hydros, at no cost to ImmuCell, including agreeing to be named as a party plaintiff in any legal action, in the event that Hydros decides to pursue third party infringers of the LICENSED TECHNOLOGY.

     7.2 Nothing contained in this Agreement shall be construed to convey to ImmuCell any ownership rights, proprietary interest or other rights or interest of any kind, except for the licenses granted in
Section 2 and right to use the LICENSED TECHNOLOGY in the manufacture, distribution and sale of diagnostic tests using Components which is expressly granted by this Agreement. ImmuCell covenants and agrees that it shall not at any time during the term of this Agreement challenge or contest the ownership of the LICENSED TECHNOLOGY, or trademark or trade name used by Hydros ("TRADEMARKS"), including the
trademark and trade name "Hydros."   ImmuCell shall not challenge the
validity or enforceability of any of the Patents and/or TRADEMARKS associated with this License, nor do anything that in any way tarnishes them or otherwise impairs their value.

     7.3 Hydros warrants that Components sold hereunder shall perform to ImmuCell's specifications for such Components as set forth in Appendix D hereto. Hydros disclaims all other warranties not expressly set forth in this Agreement, including warranties of merchantability and fitness for a particular purpose.

   The provisions of this Section 7 shall survive termination of the Agreement.

        Section 8:  Regulatory Registration

     8.1 ImmuCell shall utilize commercially reasonable efforts to conduct clinical trials of products made from the Components in the Territory. The costs for such clinical trials shall be borne by ImmuCell. ImmuCell will perform such trials in a timely manner so as to achieve the
regulatory submission  milestones set forth in Sections 5 and 9.2.   If
requested to do so, Hydros will provide reasonable assistance to ImmuCell in conducting clinical trials at no cost to ImmuCell.

     8.2 Any and all regulatory filings to obtain applicable regulatory approvals and any and all approvals in the Territory shall be filed in the name of and owned by ImmuCell.

        Section 9:  Term And Termination

     9.1 Except as provided below, the term of this Agreement shall begin as of January 12, 1999 and continue until the earlier of (i) December 31, 2006, (ii) a petition for bankruptcy is filed by or against ImmuCell or (iii) liquidation proceedings are instituted by or against ImmuCell. ImmuCell may extend the term of exclusivity granted in this Agreement an additional six (6) years by payment to Hydros of three percent (3%) of sales of product under this license in the year 2005. Such payment must be made to Hydros by December 31, 2006

     9.2 It is understood that ImmuCell's exclusive rights to LICENSED TECHNOLOGY with respect to each disease in the Field of Use shall revert to non-exclusive status if the following is not met: submission of complete product license application to the applicable regulatory agency by the following dates: 1) Johne's disease January 12, 2000; 2) Disease #2 and Disease #3 by January 12, 2001; and 3) Disease #4 by July 12, 2001. Such reversion of rights to a non-exclusive status for any of the four diseases shall not effect the exclusive status for any diseases for which performance requirements have been met.

     9.3 ImmuCell may terminate this Agreement at any time by giving at least ninety (90) days' written notice of such termination to Hydros. ImmuCell shall pay to Hydros a termination fee of $2,500 if it terminates the Agreement early without cause. This right to terminate does not apply to the commitments defined in Appendix C,
Part I.

     9.4 If ImmuCell at any time defaults in the timely payment of any monies due to Hydros or commits any material breach of any other covenant herein contained, and fails to remedy such breach within ninety (90) days after written notice thereof by Hydros, Hydros may, at its option, terminate this Agreement by giving written notice of termination to ImmuCell.

     9.5 Upon the termination of this Agreement, ImmuCell shall remain obligated to pay any outstanding monies owed for Components sold by Hydros to ImmuCell and the following Sections shall survive termination or expiration of this Agreement: Sections 2.2, 3, 7, 9.5, 12, 13, 16, 18 and 19.

      9.6 Upon the termination of this Agreement, all rights to LICENSED TECHNOLOGY will revert to Hydros and the license to ImmuCell shall immediately cease.

        Section 10:  Distribution Obligation of ImmuCell

        ImmuCell shall comply with all governmental laws, ordinances, rules and regulations applicable in connection its sale or shipment of , or use or service of diagnostic tests which use Components, or the fulfillment of any of ImmuCell's obligations under this Agreement including, but not limited to, the payment of any duties (excluding Hydros income taxes), obtaining of any governmental permits, clearances or approvals, and compliance with customs requirements or testing of Components.

        Section 11:  Minimums

        ImmuCell agrees that the minimums defined by Section 3.1 and Appendix C are reasonable and that if such annual minimums are not achieved, the license will become non-exclusive.

        Section 12:  Confidentiality

        Each party acknowledges and agrees that it may be necessary during the term hereof that each party (the "Disclosing Party") disclose to the other party (the "Recipient Party") confidential or proprietary information of the Disclosing Party pertaining to the Field of Use. Each Recipient Party agrees that during the term hereof and for a period of 5 years thereafter, it shall keep confidential and refrain from disclosing to any third party or using for its own account, any such confidential or proprietary information of the Disclosing Party. The Parties agree that the foregoing provisions shall not apply with respect to any information that (i) is (through no improper action or inaction by the Recipient Party) generally known to the public, (ii) was in the Recipient Party's possession or known by it prior to receipt from the Disclosing Party, or (iii) was rightfully disclosed to the Recipient Party by a third party without restriction. Each Recipient Party may make disclosures required by court order provided it uses diligent effort to limit disclosures and to obtain confidential treatment or a protective order and has allowed Hydros the opportunity to participate in the proceeding. Each Recipient Party further agrees that upon expiration or termination of this Agreement, it shall return all such information which is in writing, along with all pamphlets, referencing materials, manuals, brochures and the like which may have been furnished to the Recipient Party by the Disclosing Party during the term hereof, including all copies, reproduction or translations thereof, and Hydros shall return to ImmuCell all reagents in its possession therefore delivered to Hydros by ImmuCell. The provisions of this Section 12 shall survive termination of the Agreement.

        Section 13:  Severability


        In the event that any one or more provisions of this Agreement shall be declared to be illegal or unenforceable under the law, rule or regulation of any government having jurisdiction over the Parties hereto, such illegality or un-enforceability shall not affect the validity or enforceability of the other provisions hereof, and the Parties hereto shall agree upon the modification of this Agreement with respect to such illegal or unenforceable provisions to eliminate such illegality or un-enforceability. The provisions of this Section 13 shall survive termination of the Agreement.

        Section 14:  Counterparts

        This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

        Section 15:  Future Products

        Hydros agrees, in the event that it develops new products for which a market to end customers in the bovine market may exist, that it shall enter into good faith negotiations with ImmuCell with respect to the distribution of such products by ImmuCell in the bovine market.

        Section 16:  Patent Marking:

        The Parties shall agree on the manner in which patent(s) and patent application(s) are shown on the end customer packaging of products using Components to comply with applicable United States and international law. Except as provided in this paragraph, all end customer package copy shall be at the sole discretion and sole responsibility of ImmuCell. The provisions of this Section 16 shall survive termination of the Agreement.

        Section 17:  Benefit/Non-Assignability.

        This Agreement shall be assignable to, inure to the benefit of and be binding upon purchasers acquiring all or substantially all of the assets of ImmuCell or Hydros to which this Agreement relates, and any successor to ImmuCell or Hydros by merger, and no other person, and this Agreement and the rights and obligations of either party hereunder may not otherwise be assigned or transferred without the written consent of the other party; provided, however, that Hydros acknowledges and agrees that ImmuCell may appoint sub-distributors to assist in discharging ImmuCell marketing obligations hereunder.

        Section 18:  Governing Law.

        The rights and obligations of the Parties under this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, USA. The provisions of this Section 18 shall survive termination of the Agreement.

        Section 19:  Notices:

        Any notice to be served or given hereunder shall be deemed to have been given when delivered personally or sent by certified or registered United States mail, postage prepaid, to Hydros or ImmuCell, as the case may be at the respective addresses set forth in this Agreement or such other address for which notice was given in the manner provided herein. The provisions of this Section 19 shall survive termination of the Agreement.

        Section 20:  Relationship.

        ImmuCell shall act only as an independent contractor under this Agreement and shall have no power, right or authority, expressed or implied, to create or assume in any manner any obligation of any kind on behalf of Hydros or in Hydros' name. Neither party is in any respect an agent, employee or a legal representative of the other party and neither party shall hold itself out as such for any purpose whatsoever.

        Section 21:  Integration.

        This Agreement constitutes the full understanding between the Parties with reference to the subject matter hereof, and no statements or agreements by or between the Parties, whether orally or in writing, except as provided for elsewhere herein, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of the Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party and specifically states that it is an amendment to this Agreement.













IN WITNESS WHEREOF, ImmuCell and Hydros have executed this Agreement by their duly authorized officers or representatives, effective on the date first above written.

   Hydros, Inc.                          ImmuCell Corporation


   By:  /S/ Steven H. Boyd               By:  /S/ Michael F. Brigham
   Steven H. Boyd, President             Michael F. Brigham,
                                         Vice President and CFO
   (Date) 12/8/99                        (Date) 12/9/99




   Witness :  /S/ Kendra Williams        Witness:  /S/ Joyce N. Watson
   (Date)     12/8/99                    (Date)  12/9/99